Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. AGREES TO PRIVATELY NEGOTIATED

EXCHANGE OF $700 MILLION OF NOTES DUE 2028 FOR CASH AND STOCK

FRANKLIN, Tenn. (December 7, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today that it has entered into a privately negotiated agreement with a multi-asset investment manager who has certain funds and accounts, which are holders (the “Holders”) of 6.875% Senior Unsecured Notes due 2028 (the “Notes”) issued by CHS/Community Health Systems, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“CHS/CHS”). The Company and CHS/CHS have agreed to exchange $700 million aggregate principal amount of the Notes held by the Holders for an aggregate consideration of $400 million of cash and 10 million newly issued shares of the Company’s common stock (the “Exchange”). In addition, CHS/CHS will pay to the Holders an amount in cash equal to accrued and unpaid interest to, but not including, the closing date. The Company intends to use cash on hand to fund the cash consideration of this exchange. Following the completion of the Exchange, which is expected to close on December 9, 2020, subject to customary closing conditions, the exchanged Notes will be cancelled and CHS/CHS will have approximately $767 million of the Notes outstanding. The Exchange will result in a $48 million reduction in the Company’s annual interest expense.

The shares of the Company’s common stock issuable upon exchange have not been registered under the Securities Act of 1933, as amended, or any U.S. state securities laws or other jurisdiction.

This press release does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy Notes or shares of the Company’s common stock in any jurisdiction in which such an offer, purchase or sale would be unlawful.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts:	Media Contact:
Kevin J. Hammons, 615-465-7000	Tomi Galin, 615-628-6607
Executive Vice President and Chief Financial Officer	Senior Vice President, Corporate
or	Communications, Marketing and Public Affairs
Ross W. Comeaux, 615-465-7012
Vice President – Investor Relations

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